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Exhibit 4.2

IKANOS COMMUNICATIONS
FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

        THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this"Agreement") is made as of the 5th day of March 2004, by and among Ikanos Communications (f/k/a Velocity Communication) (the "Company"), a California corporation, the investors in the Series A Preferred Stock listed in Exhibit A attached hereto (the "Series A Investors"), the investors in the Series B Preferred Stock listed in Exhibit B attached hereto (the "Series B Investors"), the investors in the Series C Preferred Stock listed in Exhibit C attached hereto (the "Series C Investors"), the investors in the Series D Preferred Stock listed in Exhibit D attached hereto (the "Series D Investors"), the investors in the Series E Preferred Stock listed in Exhibit E attached hereto (the "Series E Investors"), and Behrooz Rezvani (the "Founder").

RECITALS

        WHEREAS, the Company, the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and the Founder are parties to that certain Third Amended and Restated Investor Rights Agreement dated as of January 30, 2003 (the "2003 Rights Agreement"), pursuant to which the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and the Founder were granted certain rights regarding registration of the Company's securities under the Securities Act of 1933, as amended ("Registration Rights"), and other rights;

        WHEREAS, the Series E Investors, in connection with their proposal to purchase certain shares of the Company's Series E Preferred Stock pursuant to the Series E Preferred Stock Purchase Agreement (the "Series E Agreement") dated of even date herewith by and among the Company and the Series E Investors, desire to obtain the rights provided for herein;

        WHEREAS, the Company, the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and the Founder, to induce the Series E Investors to purchase the Series E Preferred Stock, desire to terminate the 2003 Rights Agreement and further desire that this Agreement supercede and replace the 2003 Rights Agreement in its entirety; and

        WHEREAS, the 2003 Rights Agreement may be amended or modified upon written consent of the Company and those Series A Investors, Series B Investors, the Series C Investors and the Series D Investors who hold at least two-thirds (2/3) of the Registrable Securities (as such term is defined in the 2003 Rights Agreement), excluding any shares held by the Founder;

        NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree, subject to the closing of the purchase of Series E Preferred Stock pursuant to the Series E Agreement, as follows:

        1.     Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

        "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        "Common Stock" shall mean the common stock of the Company.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Holder" shall mean any holder, or a transferee or an assignee under Section 14 hereof, of Registrable Securities which, for purposes hereof, includes Registrable Securities issuable upon conversion of any Shares (as defined below).

        "Initiating Holders" shall mean any Holders who in the aggregate are Holders of thirty percent (30%) or more of the outstanding Registrable Securities.

        "Investors" shall mean the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors, collectively.

        The terms "register," "registered," and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

        "Lighthouse" shall mean Lighthouse Capital Partners III, L.P.

        "Registrable Securities," subject to Section 6 hereof, shall mean shares of Common Stock (i) issued or issuable pursuant to the conversion of the Shares (as defined below), (ii) issued in respect of securities issued pursuant to the conversion of the Shares upon any stock split, stock dividend, recapitalization, substitution, or similar event, (iii) held by TeleSoft Partners IA, L.P., TeleSoft Strategic Side Fund I, L.L.C., and Anthelion Capital II, L.P. as of February 14, 2000 (as adjusted for any stock splits, stock dividends, recapitalizations, substitutions, or similar events), (iv) held by the Founder, but only to the extent provided by Section 6(c) hereof and (v) held by Lighthouse, including, without limitation, shares of Common Stock issued or issuable upon conversion of any Shares or other convertible securities held by Lighthouse or issued or issuable upon the exercise of any warrant or warrants held by Lighthouse.

        "Registration Expenses" shall mean all expenses (excluding underwriting discounts and selling commissions) incurred in connection with a registration under Sections 5, 6, and 8 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, and the reasonable fees and expenses of one counsel for the selling Investors (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

        "Restricted Securities" shall mean the securities of the Company required to bear or bearing the legend set forth in Section 3 hereof.

        "Rule 144" and "Rule 144(k)" shall mean Rule 144 and Rule 144(k), respectively, promulgated under the Securities Act as in effect at the time in question and any successor to Rule 144 or Rule 144(k) and any similar exemption adopted in the future.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

        "Shares" shall mean outstanding shares of the Company's Series A Preferred Stock, outstanding shares of the Company's Series B Preferred Stock, including, without limitation, those shares of Series B Preferred Stock issued or issuable to Lighthouse upon exercise of any warrant or warrants held by Lighthouse, outstanding shares of the Company's Series C Preferred Stock, outstanding shares of the Company's Series D Preferred Stock and outstanding shares of the Company's Series E Preferred Stock.

        2.     Restrictions on Transferability. The Restricted Securities held by the Investors shall not be transferred except upon the conditions specified in this Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act or, in the case of Section 14 hereof, to assist in an orderly distribution. Each Investor will cause any proposed transferee of Restricted Securities held by that Investor to agree to take and hold those securities subject to the provisions and upon the conditions specified in this Agreement.

        3.     Restrictive Legend. Each certificate representing (i) the Shares, and (ii) shares of the Company's Common Stock issued upon conversion of the Shares, and (iii) any other securities issued in respect of the Shares, or the Common Stock issued upon conversion of the Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION.

  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE ACT, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

        Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received either the opinion referred to in Section 4(i) or the "no-action" letter referred to in Section 4(ii) to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities laws, unless any such transfer legend may be removed pursuant to Rule 144(k), in which case no such opinion or "no-action" letter shall be required, and provided that the Company shall not be obligated to remove any such legends prior to the date of the initial public offering of the Company's Common Stock under the Securities Act.

        4.     Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Sections 5, 6 and 8 hereof), the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144 promulgated under the Securities Act or for a transfer to a holder's spouse, ancestors, descendants, affiliated companies, partners, members or a trust for any of their benefit, or in transactions involving the distribution without consideration of Restricted Securities by a holder to any of its partners or retired partners, or members or retired members of a limited liability company (or a member of a member) or to the estate of any of its partners or retired partners) by either (i) a written opinion of legal counsel to the holder who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (ii) a "no-action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend after the date of the Company's initial public offering under the Securities Act if the opinion of counsel or "no-action" letter referred to above expressly indicates that such legend is not required in order to establish compliance with the Securities Act or if such legend is no longer required pursuant to Rule 144(k).

        5.     Requested Registration.

          (a)   Request for Registration. If, at any time after the earlier of (i) March 5, 2007 (but not within six (6) months of the effective date of the Company's initial public offering under the Securities Act) and (ii) six months after the date of the Company's initial public offering under the Securities Act, the Company shall receive from Initiating Holders a written request that the Company effect any registration covering the sale of a number of Registrable Securities equal to at least the lesser of (i) 10% of the Registrable Securities or (ii) the number of Registrable Securities that would have an aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000, the Company will:

            (i)    within ten (10) business days give written notice of the proposed registration to all other Holders; and

            (ii)   use its reasonable best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within fifteen (15) days after receipt of the Company's written notice to such Holders of the Initiating Holders' registration request; provided that the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 5:

              (A)  In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

              (B)  After the Company has effected two (2) such registrations pursuant to this Section 5(a) and such registrations have been declared or ordered effective and the sales of such Registrable Securities have closed;

              (C)  During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

              (D)  If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 8 hereof, unless the Underwriter (as defined below) requires the registration to be on Form S-1.

        Subject to the foregoing clauses (A), (B), (C) and (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, but in any event within sixty (60) days after receipt of the request or requests of the Initiating Holders; provided, however, that if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the time filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing (but not more than once during any twelve month period) for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders;; and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, a registration solely of debt securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

        The registration statement filed pursuant to the request of the Initiating Holders, may, subject to the provisions of Section 5(b) below, include other securities of the Company which are held by officers or directors of the Company or which are held by persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration, but the Company and such officers or directors of the Company or other such persons with registration rights shall have no right to include any of its securities in any such registration except as provided in Section 5(b) below.

          (b)   Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 5, and the Company shall include such information in the written notice referred to in Section 5(a)(i) above. The right of any Holder to registration pursuant to Section 5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

        If officers or directors of the Company shall request inclusion of securities of the Company other than Registrable Securities in any registration pursuant to this Section 5, or if holders of securities of the Company who are entitled by contract with the Company to have securities included in such a registration (such officers, directors, and other shareholders being collectively referred to as the "Other Shareholders") request such inclusion, the Initiating Holders shall, on behalf of all Holders, offer to include the securities of such Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Agreement. The Company shall (together with all Holders and Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters (the "Underwriter") selected for such underwriting by the Initiating Holders holding at least fifty-one percent (51%) of the Registrable Securities proposed to be registered by all Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 5, if the Underwriter in its sole discretion advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the Company shall (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. In such event, the Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following priority: first, among all Holders of Registrable Securities (and pro rata among such holders on the basis of all Registrable Securities then held by such holders); and second, among all Other Shareholders in proportion, as nearly as practicable, to the respective amounts of securities which they had requested to be included in such registration at the time of filing the registration statement. If any Holder or Other Shareholder disapproves of the terms of any such underwriting, such holder may elect to withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If the Underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

        6.     Company Registration.

          (a)   If the Company shall determine to register any of its securities for its own account, other than (1) a registration relating solely to employee benefit plans; (2) a registration relating to a corporate reorganization or other transaction under Commission Rule 145; (3) a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities; or (4) a registration on Form S-3, the Company will:

            (i)    within ten (10) business days of such determination, give to each Holder written notice thereof (which, to the extent then known, shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

            (ii)   include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities specified in a written request or requests made by any Holder within twenty (20) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 6(b) below. Such written request may specify all or a part of a Holder's Registrable Securities.

          (b)   Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 6(a)(i). In such event the right of any Holder to registration pursuant to Section 6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the Underwriter selected for underwriting by the Company. Notwithstanding any other provision of this Section 6, if the Underwriter in its sole discretion advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then (a) if such registration is the first registered offering of the Company's securities to the public, the Company may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto, and (b) if such registration is other than the first registered offering of the sale of the Company's securities to the public, the Company may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in such registration and underwriting to not less than twenty-five percent (25%) of the total number of shares of stock of the Company to be included therein. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting by persons other than the Company shall be allocated in the following priority: first, to Holders of Registrable Securities (other than Founder) (and pro rata among such Holders on the basis of all Registrable Securities then held by such Holders); second, to Founder; and third, among all Other Shareholders in proportion, as nearly as practicable, to the respective amounts of securities which they had requested to be included in such registration at the time of filing the registration statement. If any Holder or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          (c)   Piggyback Registration Rights. The Founder shall be entitled to include (subject to any underwriter cutbacks as provided in this Agreement) shares of Common Stock in any registration by the Company under Section 6(a).

        7.     Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by Initiating Holders, the registration statement does not become effective, unless such withdrawal is caused by a material adverse change in the business or operations of the Company after such request for registration, or unless the Initiating Holders agree to have such registration considered a registration pursuant to Section 5(a)(ii)(B). If the Company is not required to pay any Registration Expenses, then the Holders and Other Shareholders requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request, and such registration shall not be considered a registration for purposes of Section 5(a)(ii)(B).

        8.     Registration on Form S-3. The Company shall use its reasonable best efforts to qualify for registration on Form S-3, and to that end, the Company shall comply with the reporting requirements of the Exchange Act within six (6) months following the effective date of the first registration of any securities of the Company for a registered public offering. After the Company has qualified for the use of Form S-3, each Holder of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by each such holder), subject only to the following limitations:

          (a)   The Company shall not be obligated to cause a registration on Form S-3 if, within ten (10) days of receipt of the holder of Registrable Securities, the Company gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a corporate reorganization or other transaction under Commission Rule 145) and the Holders have registration rights with respect thereto under Section 6.

          (b)   The Company shall not be obligated to cause a registration on Form S-3 if the Company has within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 8.

          (c)   The Company shall not be obligated to cause a registration on Form S-3 during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

          (d)   The Company shall not be required to effect a registration pursuant to this Section 8 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

          (e)   The Company shall not be required to effect a registration pursuant to this Section 8 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of more than $2,500,000.

          (f)    The Company shall not be required to effect a registration pursuant to this Section 8 if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the time filing would be required and it is therefore essential to defer the filing of such registration statement. The Company shall have the right to defer such filing (but not more than once during any twelve month period) for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders;; and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, a registration solely of debt securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

          (g)   The Company shall not be required to maintain and keep any such registration on Form S-3 effective for a period exceeding one hundred twenty (120) days from the effective date thereof. The Company shall give notice to all Holders of the receipt of a request for registration pursuant to this Section 8 and shall provide a reasonable opportunity for all such other holders to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition. If the Holders of Registrable Securities requesting registration under this Section 8 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 5(b) shall apply to such registration.

        9.     Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing (including via electronic mail) as to the initiation of such registration and as to the completion thereof. At its expense, the Company will:

          (a)   Keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

          (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g)   Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or trading system on which similar securities issued by the Company are then listed.

          (h)   Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

          (i)    Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

        10.   Termination of Registration Rights The right of any Holder to request registration or inclusion in any registration pursuant to Section 5, 6 or 8 shall terminate on the closing of the first registered public offering of Common Stock of the Company, if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, or the earlier of (i) such date after the closing of the first registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, and (ii) five (5) years after the effectiveness of a registration statement under the Securities Act of 1933, as amended, as to the Company's Common Stock in an underwritten public offering; provided that the aggregate gross proceeds thereof (prior to deducting underwriter commissions and expenses) are not less that $25,000,000; and provided further that the price per share in such offering is at least $5.00.

        11.   Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 11:

          (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, any regulations promulgated thereunder, or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein no misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws; and the Company will reimburse each such Holder, the partners or officers, directors, and shareholders of such Holder, the legal counsel and accountants for such Holder, and such underwriter(s) or controlling person(s) of such Holder for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered by or on behalf of such Holder, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claims, damage or liability.

          (b)   To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder, the partners or officers, directors, and shareholders of each such other Holder, and legal counsel and accountants for such other Holders selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act, any regulations promulgated thereunder, or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 11(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 11(b) exceed the net proceeds from the offering received by such Holder.

          (c)   Promptly after receipt by an indemnified party under this Section 11 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 11, but the omission so to deliver written notice to the indemnifying party will not relieve it of liability that it may have to any indemnified party otherwise than under this Section 11.

          (d)   If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 11(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f)    The obligations of the Company and Holders under this Section 11 shall survive the completion of any offering of Registrable Securities in a registration statement.

        12.   Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

        13.   Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use diligent efforts to:

          (a)   Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (b)   File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

          (c)   So long as an Investor owns any Restricted Securities, furnish to the Investor forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

        14.   Transfer or Assignment of Registration Rights. The rights to cause the Company to register Investors securities granted to Investors by the Company under Sections 5, 6, and 8 hereof may be transferred or assigned by any Investor to a transferee or assignee of any of the Restricted Securities, provided that (i) the Company is given written notice by such Investor at the time of said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (ii) such transferee or assignee is either (a) an affiliate or partner or retired partner or a member or retired member of a limited liability company (or a member of a member) of such Investor or (b) acquires at least 100,000 shares of such Investor's Restricted Securities, and (iii) the transferee or assignee of such rights assumes the obligations of an Investor under this Agreement. For the purposes of this paragraph "affiliate" shall mean any entity which, directly or indirectly, is under common ownership or control with, or is owned or controlled by, or owns or controls, such Investor.

        15.   "Market Stand-off" Agreement. Each Holder agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by Investor during a period of time determined by the Company and its underwriters not to exceed (180) days following the effective date of the Company's initial registration statement, provided that all officers and directors of the Company who then hold Common Stock (or other securities) of the Company and all holders of more than one percent (1%) of the outstanding capital stock of the Company enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Shares (or securities) subject to the foregoing restriction until the end of said period.

        16.   No Additional Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 2/3 of the Registrable Securities then issuable and then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder: (a) to include such securities in any registration filed under Section 5, 6 or 8 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration.

        17.   Investor Rights of First Refusal for Company Stock Sales.

          (a)   Grant of Rights. The Company hereby grants to each Holder who owns at least 1,000,000 Shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like), or at least such number of shares of Common Stock issued upon conversion of 1,000,000 Shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (the "Significant Holders"), the right of first refusal to purchase all or any part of such Investor's Pro Rata Share (as hereinafter defined) of New Securities (as defined in Section 17(b) below) which the Company may, from time to time, propose to sell and issue. Such Investors may purchase New Securities on the same terms and at the same price at which the Company proposes to sell New Securities. The Pro Rata Share of each Investor, for purposes of this right of first refusal, shall be the ratio of the total number of shares of Common Stock held by such Investor, including any shares of Common Stock into which shares of Preferred Stock held by such Investor are convertible, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (including any shares of Common Stock into which outstanding shares of Preferred Stock are convertible and including any shares of Common Stock issuable on the exercise of all exercisable outstanding securities). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder's portion on a pro rata basis within ten (10) days from the date such non-purchasing Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities.

          (b)   New Securities. "New Securities" shall mean any capital stock of the Company, whether or not now authorized, and any rights, options or warrants to purchase any capital stock of the Company, and all securities of any type that are or may become convertible into capital stock of the Company; provided, however, that "New Securities" does not include:

            (i)    securities offered to the public in an underwritten offering pursuant to a registration statement filed under the Securities Act;

            (ii)   Common Stock issued pursuant to a stock split, subdivision, or other transaction described in Section 3.3(c) of the Restated Articles (as defined herein).

            (iii)  shares of Common Stock (or options, warrants, or other convertible securities therefor) issued or issuable to employees, officers, or directors of, or consultants to, the Company, for the primary purpose of soliciting or retaining their services, pursuant to incentive agreements, stock option plans, stock bonuses or awards, or incentive contracts approved by the Board together with such additional number of Shares as may be approved by: (1) at least two-thirds (2/3) of the members of the Board (not including any vacancies which may then exist); or (2) the holders of at least two-thirds (2/3) of the voting power of the Preferred Stock voting together as a single class;

            (iv)  Common Stock or Preferred Stock (or options, warrants, or other convertible securities therefor) issued in connection with the acquisition of another corporation by merger, or the purchase of all or substantially all of such other corporation's assets, or other reorganization, provided that such transactions are approved by either (1) at least two-thirds (2/3) of the members of the Board (not including any vacancies which may then exist); or (2) the holders of at least two-thirds (2/3) of the voting power of the Preferred Stock voting together as a single class;

            (v)   Common Stock issued or issuable upon conversion of the Preferred Stock and other securities convertible into Preferred Stock or Common Stock;

            (vi)  Common Stock or Preferred Stock (or options, warrants, or other convertible securities therefor) issued to strategic partners, financial institutions or lessors primarily in connection with commercial credit arrangements, equipment financings, or other commercial transactions approved by a majority of the members of the Board (not including any vacancies which may then exist; provided such issuances are for other than primarily equity financing purposes); and

            (vii) Shares of Series E Preferred issued and sold for a consideration per share equal to at least the then current Series E Original Issue Price (as such term is defined in the Company's Third Amended and Restated Articles of Incorporation (the "Restated Articles") of the Series E Preferred (or issuable upon exercise of options, warrants, or other convertible securities therefor that are currently outstanding); provided, however, that such Shares of Series E Preferred are issued and sold within one hundred twenty (120) days of the date of this Agreement.

          (c)   Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice (the "Notice") of its intention, describing the type of New Securities, number of shares, the price, the terms upon which the Company proposes to issue New Securities, and a statement as to the number of days from receipt of such Notice within which the Investors must respond to such Notice. Each Significant Holder shall have fifteen (15) days from the date the Notice is received to elect to purchase, at the closing of the sale of New Securities described in the Company's Notice, any or all of its Pro Rata Share of the New Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The Company shall promptly inform each Significant Holder that elects to purchase all the New Securities available to it (a "Fully-Exercising Significant Holder") of any other Significant Holder's failure to do likewise, in which case, each Fully-Exercising Significant Holder may elect to purchase its Pro Rata Share of that portion of the New Securities for which Significant Holders were entitled to subscribe, but which were not subscribed for by the Significant Holders.

          (d)   Sale after Notice. In the event the Significant Holders fail to exercise in full the right of first refusal within said fifteen (15) day period, the Company shall have one hundred and twenty (120) days thereafter to sell or enter into an agreement to sell the New Securities respecting which the Significant Holders' rights of first refusal were not exercised, at a price and upon general terms no more favorable than specified in the Notice. In the event the Company has not sold the New Securities within said one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Significant Holders in the manner provided above.

          (e)   No Additional Rights of First Refusal. The Company shall not grant any rights of first offer or of first refusal to acquire any of its "New Securities" except for the rights set forth in this Agreement.

          (f)    Termination of Right of First Refusal. The Significant Holders' right of first refusal as set forth in this Section 17 shall terminate upon the occurrence of the earliest of the following events:

            (i)    The effectiveness of a registration statement under the Securities Act of 1933, as amended, as to the Company's Common Stock in an underwritten public offering; provided that the aggregate gross proceeds thereof (prior to deducting underwriter commissions and expenses) are not less that $25,000,000; and provided further that the price per share in such offering is at least $5.00.

            (ii)   A liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, as defined in the Restated Articles.

        18.   Covenants and Information Rights. The Company and the Investors hereby covenant and agree as follows:

          (a)   Financial Information. The Company shall furnish the following reports to each Investor and/or its assignee or transferee for so long as such Investor, assignee, or transferee is the record holder of at least 100,000 shares of the Registrable Securities (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like):

            (i)    As soon as practicable after the end of each fiscal quarter (except the fourth quarter), and in any event within 45 days thereafter, an income statement and statement of changes in financial condition for such fiscal quarter and a balance sheet as of the end of such fiscal quarter.

            (ii)   As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter (unless extended by the Board up to a maximum of 180 days), an income statement for such fiscal year, a balance sheet of the Company as of the end of such fiscal year, and a statement of changes in financial condition for such fiscal year, all certified by independent public accountants of recognized national standing selected by the Company.

        All financial statements provided for in Sections 18(a)(i) and (ii) above shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that such unaudited financial statements may be prepared without footnotes and will be subject to normal year-end audit adjustments).

          (b)   Additional Financial Information. In addition to the financial statements referenced in Sections 18(a)(i) and (ii) above, the Company shall furnish the following reports to each Investor and/or its assignee or transferee for so long as such Investor, assignee, or transferee is the record holder of at least 1,000,000 shares of the Registrable Securities (as adjusted for any stock splits, stock dividends, recapitalizations or the like):

            (i)    As soon as practicable after the end of each fiscal month, and in any event within 30 days thereafter, an unaudited income statement and statement of changes in financial condition for such fiscal month and an unaudited balance sheet as of the end of such fiscal month, upon request of a Significant Shareholder.

            (ii)   Sixty days prior to the beginning of each fiscal year of the Company, a copy of the annual operating plan and budget as approved by the Company's Board of Directors.

          (c)   Customary Inspection Rights; Confidentiality. The Company shall permit each Significant Shareholder, at such Significant Shareholder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Significant Shareholder. Each Investor agrees that any information obtained by such Investor pursuant to this Section which may be proprietary to the Company or otherwise confidential will not be disclosed without the prior written consent of the Company. Each Investor further acknowledges and understands that any information so obtained which may be considered "inside" non-public information will not be utilized by such Investor in connection with purchases and/or sales of the Company's securities except in compliance with applicable state and federal antifraud statutes.

          (d)   Termination of Financial Information Rights. The Company's obligation to deliver the financial statements under Sections 18(a) and 18(b) shall terminate and shall be of no further force or effect at the earlier of (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, as to the Company's Common Stock in an underwritten public offering; provided that the aggregate gross proceeds thereof (prior to deducting underwriter commissions and expenses) are not less that $25,000,000; and provided further that the price per share in such offering is at least $5.00; (ii) a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary as defined in the Restated Articles.

        19.   Certain Covenants

          (a)   Qualified Small Business Stock. The Company shall submit to its shareholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the Regulations promulgated thereunder. In addition, within ten (10) days after any Investor's written request therefor, the Company shall deliver to such Investor a written statement indicating whether, to the knowledge of the Company, such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code. For clarity, the Company shall deliver such written statement in good faith, but shall have no liability for the failure of such interest to qualify as Qualified Small Business Stock.

          (b)   Vesting of Stock Options. The Company agrees that future issuances of its Common Stock or securities exercisable or convertible into Common Stock, to employees will vest at the rate of twenty-five percent (25%) following one year after the earlier of the date of such issuance or commencement of employment and 1/36 per month thereafter, although (i) a majority of the Board of Directors (including a majority of the directors elected by the holders of Preferred Stock) or (ii) the Compensation Committee may elect to modify this vesting schedule in certain cases. With respect to any unvested stock or securities exercisable or convertible into Common Stock in connection with such future issuances, the Company shall have a right to repurchase any such unvested shares at cost upon the termination of each such employee's employment and a right of first refusal to purchase any shares of vested stock proposed to be transferred by an employee.

        20.   Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

        21.   Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Company's Board of Directors.

        22.   Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties regarding the matters set forth herein and supersede all prior and contemporaneous agreements and understandings with respect to such matters whether oral or written. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        23.   Prior Agreement Superseded. The 2003 Rights Agreement is hereby terminated and superseded in its entirety and the rights of any parties to the 2003 Rights Agreement to participate in the offer and sale of any of the shares of Series E Preferred Stock under the Series E Agreement are hereby waived.

        24.   Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon (1) delivery by messenger to the party to whom the notice was sent, or (2) three business days after deposit in the United States mail (sent by registered or certified mail) postage prepaid, addressed:

          (a)   if to a Series A Investor, at the address set forth on Exhibit A attached hereto, or if to a Series B Investor, at the address set forth on Exhibit B attached hereto, if to a Series C investor, at the address set forth on Exhibit C, or if to a Series D investor, at the address set forth on Exhibit D, or if to a Series E investor, at the address set forth on Exhibit E, or at such other address as a Series A, Series B Investor, Series C Investor, Series D Investor or Series E Investor shall have furnished to the other parties hereto in writing;

          (b)   if to the Company, at the address of its principal offices set forth on the signature page of this Agreement, or at such other address as the Company shall have furnished to the other parties hereto in writing, with a copy to Arthur F. Schneiderman, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304-1050; or

          (c)   if to the Founder, at the address set forth on the signature page of this Agreement, or at such other address as the Founder shall have furnished to the other parties hereto in writing.

        25.   Aggregation of Stock. All Shares held or acquired by affiliated entities or persons, or partners of an Investor, and all Registrable Securities issued or issuable upon conversion thereof shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        26.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        27.   Amendments. Any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and those Series A Investors, Series B Investors, Series C Investors, Series D Investors and Series E Investors (or their assignees to whom the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and the Series E Investors have expressly assigned their rights in compliance with Section 14 hereof) who then hold at least two-thirds (2/3) of the Registrable Securities (excluding any shares held by the Founder), provided any such amendment, waiver or modification applies by its terms and to the extent applicable in the same manner to the Founder, the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, Series E Investors and each such assignee and; provided further, that the Series E Investors purchasing shares in a closing after the Initial Closing (as that term is defined in the Series E Agreement) may become parties to this Agreement and be deemed a "Series E Investor" hereunder without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor by executing and delivering an additional counterpart signature page to this Agreement. Each Investor acknowledges that the Founder, and any single Series A Investor, Series B Investor, Series C Investor, Series D Investor or Series E Investor or such assignee hereunder may waive any of such Holder's rights hereunder without obtaining the consent of other Founders, Series A Investors, Series B Investors, Series C Investors, Series D Investors, Series E Investors or assignees.

[The Remainder of this Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investor Rights Agreement as of March 5, 2004.

COMPANY
Ikanos Communications
By:	/s/ RAJESH VASHIST Rajesh Vashist President and Chief Executive Officer

SIGNATURE PAGE FOR IKANOS COMMUNICATIONS
FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT—FOURTH CLOSING

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  Exhibit 4.2
IKANOS COMMUNICATIONS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT